U.S. GOLD CORPORATION
                      Exhibit 11 to Form 10-QSB
     for the Three and Six Month Period Ended June 30, 1995 and 1994


Computation of Weighted Average Shares Outstanding Used in Earnings Per Share Calculations:


                        Three Months Ended     Six Months Ended
                             June 30,             June 30,
                        1995        1994       1995       1994

Total shares issued,
  beginning            13,775,505  13,768,800 13,768,800 13,768,800

Weighted average of
common stock issued
for cash with exercise
of stock option,
$.28/share                      -           -      5,588          -

Weighted average
shares issued          13,775,505  13,768,800 13,774,388 13,768,800

Weighted average of
common stock
equivalents (1):

Unexercised stock
options                 1,243,295   1,250,000  1,243,295  1,250,000

Less:  Buy back of
common shares under
treasury stock method
using average price      (503,857)   (482,319)  (589,873)  (495,507)


                       14,514,943  14,536,481 14,427,810 14,523,293

(1) Fully diluted computations not made as total shares and share equivalents outstanding would be effected by less than 3% in both periods.